Exhibit 10 (c)
FIRST AMENDMENT TO FIRST AMENDED
AND RESTATED SECOND LIEN CREDIT AGREEMENT
     This FIRST AMENDMENT TO FIRST AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT (this “Amendment”) is dated as of June 5, 2007 and is entered into by and among STRATUS TECHNOLOGIES, INC., a Delaware corporation (the “U.S. Borrower”), STRATUS TECHNOLOGIES BERMUDA LTD., an exempted limited liability company under the laws of Bermuda (the “Bermuda Borrower”, and together with the U.S. Borrower the “Borrowers”), CERTAIN FINANCIAL INSTITUTIONS listed on the signature pages hereto (the “Lenders”),DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as Administrative Agent (in such capacity, the “Administrative Agent”).
RECITALS
     WHEREAS, Holdings and the Borrowers have entered into that certain FIRST AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT, as of August 28, 2006 (as amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”), by and among the U.S. Borrower, the Bermuda Borrower, the Administrative Agent, GOLDMAN SACHS CREDIT PARTNERS (“GSCP”), as Syndication Agent, DEUTSCHE BANK SECURITIES INC. and GSCP as joint lead arrangers and joint bookrunners, (in such capacities, the “Lead Arrangers”), and the Lenders.
     WHEREAS, the terms used herein, including in the preamble and recitals hereto, not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement; and
     WHEREAS, the Credit Parties have requested that the Required Lenders agree to make amendments to certain provisions of the Credit Agreement in order to, among other things, provide relief from certain financial covenants.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, the Borrowers, the Required Lenders and the Administrative Agent agree as follows:
ARTICLE ONE: AMENDMENTS
     As of the First Amendment Effective Date (as defined in Article Two hereof), the Credit Agreement shall be amended as set forth in this Article One.
1. Section 1.1 of the Credit Agreement (Defined Terms) is hereby amended by inserting in such Section the following definitions in their appropriate alphabetical order:
     “First Amendment” means the amendment to this Agreement dated as of June 5, 2007.
     “First Restatement Effective Date” means the date on which the conditions precedent set forth in subsection 6.3 have been satisfied, which date is August 28, 2006.
     “PIK Interest” as defined in subsection 4.5(a).
     “PIK Loan” means the Loans described in subsection 4.5(c).

“Refinancing Transaction” means (i) any mandatory (pursuant to Section 4.4(b)(i) or (ii)) or voluntary prepayment of the Term Loans that results in the prepayment (it being understood that a conversion of Term Loans into any such new tranche of replacement term loans shall constitute a prepayment of outstanding Term Loans) of all, but not less than all, of the outstanding Term Loans prior to the one year anniversary of the First Amendment Effective Date (including, without limitation, with the proceeds of any replacement term loans under this Agreement that have an applicable margin that is less than the Applicable Margin for the Term Loans immediately after giving effect to the First Amendment), or (ii) any amendment, waiver or other modification to this Agreement which results in an applicable margin for the Term Loans that is less than the Applicable Margin for the Term Loans immediately after giving effect to the First Amendment.
2. Each of the definitions contained in Section 1.1 of the Credit Agreement (Defined Terms) corresponding to each of the following terms, respectively, is hereby amended and restated in its entirety to read as follows:
“Commitment” as to any Lender at any time, such Lender’s Loan Commitment and Incremental Term Loan Commitment; collectively, as to all the Lenders, the “Commitments.” For the avoidance of doubt, the making of its Loan under subsection 2.1 and the subsequent termination of such Lender’s Commitment do not limit the deemed obligation of such Lender to make a PIK Loan under Section 4.5.
“First Amendment Effective Date” means the date on which the conditions set forth in Article Two of the First Amendment are waived or satisfied.”
“Interest Payment Date” means (i) with respect to interest other than the PIK Interest (a) as to Alternate Base Rate Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which the applicable Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Borrowers have selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period and (ii) with respect to the PIK Interest, the last day of each February, May, August and November of each year, commencing on the first such date to occur after the First Amendment Effective Date.
“Loan” means a Loan made by a Lender pursuant to subsection 2.1, an Incremental Term Loan pursuant to subsection 2.4, or a PIK Loan deemed to have been made by a Lender in the form of PIK Interest pursuant to subsection 4.5; collectively, as to all Lenders, the “Loans.”

3. The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement (Defined Terms) is hereby amended by deleting clause (i) thereof in its entirety and replacing it with the following:
“(i) management fees accrued or to the extent permitted by subsections 8.12 and 11.14 paid in cash (and in any event not to exceed $2,000,000 per year),”
4. The definition of “Excess Cash Flow” in Section 1.1 of the Credit Agreement (Defined Terms) is hereby amended by adding, in clause (vii), after the words “actually paid” in such clause, the following: “(or, in the case of amounts under clause (i) of the definition of Consolidated EBITDA, accrued)”.
5. Section 4.4 of the Credit Agreement (Optional and Mandatory Prepayments; Repayments of Term Loans and Incremental Term Loans) is hereby amended by (a) deleting the words “pursuant to subsection 4.4(a),” at the beginning of subclause (e) and (b) deleting subclause (e)(ii) thereof in its entirety and replacing it with the following:
“(ii) in connection with any Refinancing Transaction thereafter, the Borrowers agree to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Loans (including each Lender that withholds its consent to such Refinancing Transaction and is replaced or is removed as a Lender under Section 4.14), a prepayment fee on the principal amount of all Loans held by such Lender and outstanding on such date immediately prior to the effectiveness of such Refinancing Transaction, as follows (such fee to be due and payable upon the date of the effectiveness of such Refinancing Transaction):

Prepayment Fee as a
Months After the First	Percentage of the Amount
Amendment Effective Date	Prepaid
Through Month 12 thereafter	4.00%
Months 13-24	2.00%
Months 25-36	1.00%
6. Subsection 4.5 of the Credit Agreement (Interest Rates and Payment Dates) is hereby amended by substituting the following therefor:
Except as otherwise set forth herein, each Loan (including, for the avoidance of doubt, each PIK Loan) shall bear interest on the unpaid principal amount thereof from the date made or deemed made through repayment (whether by acceleration or otherwise) thereof as follows:
a.	Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin, plus 0.75% per annum, which latter amount shall be payable in kind by addition to the unpaid principal amount of the Loans on the applicable Interest Payment Date (the “PIK Interest”), which payment-in-kind shall be deemed to be a payment of such interest for all purposes of this Agreement.

b.	Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin, plus the amount of the PIK Interest, which latter amount shall be payable in kind by addition to the unpaid principal amount of the Loans on the applicable Interest Payment Date, which payment-in-kind shall be deemed to be a payment of such interest for all purposes of this Agreement.
c.	Amounts representing the PIK Interest shall thereafter be treated as Loans for purposes of this Agreement and shall bear interest in accordance with this subsection 4.5. The obligation of the Borrowers to pay such PIK Interest so added shall be automatically evidenced by the Notes.

d.	If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such Loan, if a Eurodollar Loan, shall be converted into an Alternate Base Rate Loan at the end of the then-current Interest Period for such Eurodollar Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.2), and any such overdue amount shall, without limiting the rights of the Lenders under Section 9, bear interest (which shall be payable on demand) at a rate per annum which is 2.75% plus the Alternate Base Rate plus the Applicable Margin (or, in the case of a Eurodollar Loan, the Eurodollar Rate for the Interest Period plus the Applicable Margin plus 2.75%, if higher) from the date of such non-payment until paid in full (after as well as before judgment); provided however that, for the avoidance of doubt, the portion of such interest attributable to the 0.75% component of such rate is and shall be treated for all purposes as PIK Interest and shall be payable in kind by accretion to principal in accordance with subsection 4.5(a).

e.	Except as otherwise expressly provided for in this subsection 4.5 or subsection 4.2(b), interest shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) the Facility Maturity Date; provided, however, (i) with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date and (ii) with respect to the PIK Interest of any Loan, accrued interest shall be paid in cash on the earlier of (x) the Facility Maturity Date and (y) prepayment in full of the Loan.
7. Section 7.1 is hereby amended by: (a) deleting the word “and” at the end of clause (d) thereof and replacing the period at the end of clause (e) with a semi-colon; and (b) inserting the following new clause (f)at the end of thereof:
“(f) as soon as available, but in any event not later than 35 days after the end of the first and second month of each quarter following the First Amendment Effective Date, an unaudited summary financial report of Bermuda Holdings and its Subsidiaries as at the end of each such period providing key metrics of the business; and”, and (c) inserting the following new clause (g) at the end of thereof:

“(g) no later than ten (10) Business Days following delivery of the Borrowers’ annual financial statements pursuant to clause (a) above or delivery of the Borrowers’ quarterly financial statements pursuant to clause (b) above, as the case may be, participate in a telephonic meeting with the Administrative Agent and Lenders at such time as may be agreed to by the U.S. Borrower and the Administrative Agent in order to provide a business update to Lenders, including the status of the Borrowers efforts to reduce the Total Net Leverage Ratio.”
8. Section 8.9 of the Credit Agreement (Debt to EBITDA) is hereby amended by deleting the references to periods ending on and after the first Fiscal Quarter of Fiscal Year 2007 and the corresponding ratios in their entirety and replacing them with the following:

Fiscal Quarter Ending	Ratio
May 27, 2007	5.65:1.00
August 26, 2007	6.60:1.00
November 25, 2007	6.85:1.00
February 24, 2008	6.85:1.00
May 25, 2008	6.85:1.00
August 31, 2008	6.80:1.00
November 30, 2008	6.65:1.00
February 22, 2009	6.35:1.00
May 31, 2009	6.15:1.00
August 30, 2009	5.85:1.00
November 29, 2009	5.60:1.00
February 28, 2010	5.00:1.00
May 30, 2010	3.50:1.00
August 29, 2010	3.50:1.00
November 28, 2010	3.50:1.00
February 27, 2011	3.50:1.00
May 29, 2011	3.50:1.00
August 28, 2011	3.50:1.00
November 27, 2011	3.50:1.00
February 26, 2012	3.50:1.00
May 27, 2012	3.50:1.00
9. Section 8.10 of the Credit Agreement (Interest Coverage Ratio) is hereby amended by deleting the references to periods ending on and after the fourth Fiscal Quarter of Fiscal Year 2007 and the corresponding ratios in their entirety and replacing them with the following:

Fiscal Quarter Ending	Ratio
May 27, 2007	1.55:1.00
August 26, 2007	1.36:1.00
November 25, 2007	1.30:1.00
February 24, 2008	1.27:1.00
May 25, 2008	1.28:1.00
August 31, 2008	1.27:1.00

Fiscal Quarter Ending	Ratio
November 30, 2008	1.29:1.00
February 22, 2009	1.31:1.00
May 31, 2009	1.39:1.00
August 30, 2009	1.45:1.00
November 29, 2009	1.51:1.00
February 28, 2010	1.63:1.00
May 30, 2010	2.00:1.00
August 29, 2010	2.00:1.00
November 28, 2010	2.00:1.00
February 27, 2011	2.00:1.00
May 29, 2011	2.00:1.00
August 28, 2011	2.00:1.00
November 27, 2011	2.00:1.00
February 26, 2012	2.00:1.00
May 27, 2012	2.00:1.00
10. Section 8.12 of the Credit Agreement (Transactions with Affiliates) is hereby amended by inserting the following proviso at the end thereof:
“; provided however that from and after the First Amendment Effective Date, no amounts in respect of management or other similar fees shall be payable directly or indirectly to any of the direct or indirect holders of the Capital Stock of Holdings or to the respective Affiliates of any of such holders (although for the avoidance of doubt they may be accrued and paid once the Total Net Leverage Ratio condition below is satisfied) at any time when the Total Net Leverage Ratio, measured as of the end of the most recent fiscal quarter for which financial statements are available, is greater than 4.75:1:00, provided that in the event such Total Net Leverage Ratio condition is not achieved, actual and reasonable out-of-pocket expenses of such persons under management or similar agreements may be paid to the extent they do not exceed $100,000 per annum”
11. Section 11.14 of the Credit Agreement (Permitted Payments and Transactions) is hereby amended by inserting the following proviso at the end thereof:
“; provided however that from and after the First Amendment Effective Date, no amounts in respect of management or other similar fees under agreements referred to in clause (a) above may be paid (although for the avoidance of doubt they may be accrued and paid once the Total Net Leverage Ratio condition below is satisfied) at any time when the Total Net Leverage Ratio, measured as of the end of the most recent fiscal quarter for which financial statements are available, is greater than 4.75:1:00, provided that in the event such Total Net Leverage Ratio condition is not achieved, actual and reasonable out-of-pocket expenses of such persons under management or similar agreements may be paid to the extent they do not exceed $100,000 per annum”
12. Each Lender executing this Amendment hereby expressly agrees to the terms of the First Amendment to the First Lien Credit Agreement dated the date hereof.

ARTICLE TWO: CONDITIONS PRECEDENT TO EFFECTIVENESS
     The provisions set forth in Article One hereof shall be effective as of the date (the “First Amendment Effective Date”) on which each of the following conditions shall have been satisfied (or waived in accordance with Section 11.1 of the Credit Agreement):
1. The Credit Parties, the Administrative Agent and the Required Lenders shall have indicated their consent by the execution and delivery of the signature pages to this Amendment to the Administrative Agent.
2. The Borrowers shall have paid all fees, and out-of-pocket costs and expenses owing to the Administrative Agent (including the reasonable fees and out-of-pocket costs and expenses of legal counsel to the Administrative Agent) invoiced to the Borrowers on or before the date hereof and reimbursable by the Borrowers under the terms of the Credit Agreement.
3. The Borrowers and Required Lenders under the First Lien Credit Agreement shall have executed and delivered an amendment and such amendment shall have become effective.
4. The Borrowers shall have paid to each Lender executing and delivering this Amendment on or prior to the deadline therefor set forth in the posting memo relating to this Amendment an amendment fee equal to 0.50% multiplied by the aggregate principal amount of such Lender’s outstanding Term Loans and Revolving Commitments.
ARTICLE THREE: REPRESENTATIONS AND WARRANTIES
     In order to induce the Administrative Agent and Lenders to enter into this Amendment, each Credit Party represents and warrants to the Administrative Agent and each Lender, that:
1. Representations and Warranties. As of the First Amendment Effective Date, each of the representations and warranties contained in each of the Credit Documents is true, correct and complete in all material respects to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.
2. Corporate Power and Authority. As of the First Amendment Effective Date, each and every Credit Party has all requisite power to enter into this Amendment, and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of each Credit Party that is a party to this Amendment.
3. No Conflict; Governmental Consents. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or for the validity or enforceability in accordance with its terms against any Credit Party, of this Amendment or the Credit Agreement as amended hereby, except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except (i) such consents, authorizations and filings, the failure to obtain or perform (x) which would not reasonably be expected to have a Material Adverse Effect and (y) which would not adversely affect the validity or enforceability of any of the Credit Documents, and (ii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents. This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4. Binding Obligation. This Amendment has been duly executed and delivered by each Credit Party and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
5. Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute a Default or an Event of Default.
ARTICLE FOUR: AGREEMENT, ACKNOWLEDGMENT AND CONSENT
1. Each of the Borrowers and the Guarantors hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the modifications effected pursuant to this Amendment. Each of the Borrowers and the Guarantors hereby: (i) confirms that each Credit Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Credit Documents, the payment and performance of all Obligations under the Credit Agreement and Secured Obligations (as such term is defined in the Collateral Agreement) under the Collateral Agreement now or hereafter existing under or in respect of the Credit Agreement, and confirms its grants to the Collateral Agent of a continuing lien on and security interest in and to all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations under the Credit Agreement and the Secured Obligations (as such term is defined in the Collateral Agreement) under the Collateral Agreement (whether at stated maturity, by acceleration or otherwise) and (ii) acknowledges and agrees that any of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable (subject to the qualifications set forth in Section 5.5 of the Credit Agreement) and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Credit Party hereby agrees and admits that it has no defenses to or offsets against any of its obligations to any Agent or any Lender under the Credit Documents.
2. Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Credit Document to consent to the amendments effected pursuant to this Amendment, and (ii) nothing in the Credit Agreement, this Amendment or any other Credit Document shall be deemed to require the consent of such Guarantor to any future waivers or amendments to the Credit Agreement.
ARTICLE FIVE: MISCELLANEOUS
1. This Amendment shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.
2. Except as expressly amended hereby, the Credit Agreement and all other documents, agreements and instruments relating thereto are and shall remain unmodified and in full force and effect. On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in the Notes to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument.

3. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
4. Except as specifically waived by this Amendment, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.
5. The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Credit Documents.
6. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
7.	THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.
8. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. As set forth herein, this Amendment shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrowers and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
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STRATUS TECHNOLOGIES, INC.
By:	/s/ Robert C. Laufer
	Name:	Robert C. Laufer
	Title:	Senior Vice President & CFO

STRATUS TECHNOLOGIES BERMUDA LTD.,
By:	/s/ Ernest A. Morrison
	Name:	Ernest A. Morrison
	Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS As Administrative Agent
By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Vice President

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director